EXHIBIT 12.1

                          BOSTON SCIENTIFIC CORPORATION

   STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (Unaudited)
                                 (In thousands)

                                                                          Year Ended December 31,
                                                 -------------------------------------------------------------------
                                                    1998           1997             1996        1995          1994
                                                 -------------------------------------------------------------------
Fixed charges:
     Interest expense                              $67,573       $14,285          $11,518      $9,591        $8,378
     Capitalized interest                            4,460         4,976
     Debt issuance costs                             1,675            65              501
     Interest portion of rental expense             16,361        14,354            8,534       5,802         5,370
                                                 -------------------------------------------------------------------
        Total fixed charges                        $90,069       $33,680          $20,553     $15,393       $13,748
                                                 ===================================================================

Earnings:
     Income (loss) before income taxes
      and cumulative effect of
      change in accounting                       $(275,314)     $215,131         $303,330     $62,678      $219,703
     Fixed charges per above                        90,069        33,680           20,553      15,393        13,748
     Less: capitalized interest                      4,460         4,976
                                                 ===================================================================
        Total earnings, as adjusted              $(189,705)     $243,835         $323,883     $78,071      $233,451
                                                 ===================================================================

Ratio of earnings to fixed charges                                  7.24            15.76        5.07         16.98
                                                 ===================================================================

Coverage deficiency (1)                          $(279,774)
                                                 ==========

Supplemental pro forma coverage deficiency (2)   $(345,507)
                                                 ==========

(1) Includes noncash special charges of $646 million recorded in connection with the acquisition of Schneider Worldwide and other merger-related initiatives.

(2) Reflects the coverage deficiency as if the acquisition of Schneider Worldwide occurred at the beginning of 1998, with pro forma adjustments to give effect to amortization of intangibles, an increase in interest expense on acquisition financing and certain other adjustments.